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                                                                    Exhibit 99.4

                                                                          , 2002

To the Holders of the 10 1/4% Senior Notes due 2003 of Hawk Corporation:

     We are offering to exchange $          of      % Senior Notes due 2
(the "New Notes"), of which $          in principal amount constitutes a consent
payment for consents received prior to the consent payment deadline, for each $1,000 principal amount of outstanding 10 1/4% Senior Notes due 2003 (CUSIP 420089AA2) or Series B 10 1/4% Senior Notes due 2003 (CUSIP 420089AC8)(the "Old Notes") and solicitation of consents to amend the indenture relating to the Old Notes (the "Exchange Offer").

     The purpose of this letter is to call your attention to certain important information regarding our Exchange Offer.

     By exchanging your Old Notes in the Exchange Offer, you will be investing in the New Notes. If you do not participate in the Exchange Offer, you will continue to hold the Old Notes subject to the terms of the old indenture, which will be amended as part of the Exchange Offer.

     You should carefully consider the following risk factors relating to our financial condition when deciding whether to exchange your Old Notes for the New
Notes:

     - We have incurred losses in the past and we may incur losses in the future. If we continue to incur losses, our growth potential and our ability to service our debt may be impaired.

     - We have substantial debt, which increases our vulnerability to adverse business developments and could prevent us from meeting our obligations under our debt instruments. Our ability to service our debt following the Exchange Offer, including our obligations under the New Notes and any Old Notes that remain outstanding, and to meet our other financial obligations will depend on our future operating performance, which is subject to market conditions and other factors beyond our control.

     - Our ability to repay the Old Notes depends on our ability to complete the Exchange Offer and obtain a new senior secured credit facility. Our current cash from operations is insufficient to repay the principal amount of the Old Notes plus any accrued and unpaid interest that would have to be paid upon the maturity of the Old Notes.

     - As a holding company, virtually all of our assets consist of investments in our subsidiaries, and our operations are conducted through our subsidiaries. If our subsidiaries can not or do not distribute a sufficient portion of their earnings to us, we will be unable to service our debt, including our obligations under the New Notes.

     In considering whether to participate in the Exchange Offer, you should be also aware of a number of significant risks relating to the New Notes:

     - The New Notes and the guarantees of the New Notes will be senior unsecured obligations. Thus, the holders of our secured debt will have a prior claim on our assets securing the debt. In the event that we default on our secured debt, the holders of that secured debt will be paid before you receive any amounts due under the terms of the New Notes and the guarantees of the New Notes to the extent of the value of the assets securing that debt.

     - The New Notes and the new indenture contain, and our new senior secured credit facility is expected to contain, a significant number of covenants that, among other things, will limit our ability to dispose of assets, incur additional debt, satisfy other debt, amend other debt instruments, pay dividends, make distributions, create liens on assets, enter into investments, merge with other entities, make capital expenditures and otherwise restrict our corporate activities. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial, and industry conditions.

     - The terms of the New Notes provide that in the event of a change in control, we will be required to repurchase all of the outstanding New Notes at 101% of the principal amount, plus accrued and unpaid
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       interest. The source of funds for any repurchase would be available cash generated from operations or other sources, including borrowings, asset sales or the infusion of cash from new equity investors. We expect a change in control to also be an event of default under the new credit facility, which would permit the lenders to accelerate the debt under the new credit facility. There can be no assurance that sufficient funds will be available at the time we sustain a change in control to make any required repurchase of any of the New Notes or repay any outstanding debt due under the new credit facility.

     - The guarantees of the New Notes by the guarantors could be held to be unenforceable or enforceable only to a limited extent under the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer laws if, among other things, any of the guarantors incurred the debt with the intent to hinder, delay or defraud creditors or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantees or debt.

     - Although we intend to list the New Notes on the New York Stock Exchange, we expect a limited trading market for the New Notes will develop and you may have difficulty selling the New Notes.

     In considering whether to participate in the Exchange Offer, you should also be aware of a number of significant consequences of failing to exchange your Old Notes:

     - Since the Old Notes will effectively rank junior to the New Notes, in the event of a default, we will only be able to make payments to the holders of the Old Notes after the New Notes and all of our other senior debt has been paid in full.

     - If you do not tender your Old Notes and we complete the Exchange Offer, your rights under the indenture for the Old Notes will be substantially diminished. The amendments of the old indenture as part of the Exchange Offer will eliminate the principal source of security for the repayment of the Old Notes by releasing all of the subsidiary guarantees of the Old Notes. Thus, you will be able to look only to Hawk and not to any of the guarantors for payment. The amendments will also eliminate all of the restrictive covenants and some of the events of default that protect your interests in the Old Notes.

     - If you do not exchange your Old Notes in the Exchange Offer, it is likely that you will not be able to sell them in the secondary market. The reduction in liquidity of the Old Notes may increase the volatility of the market price for the Old Notes. The credit rating of the Old Notes may also be lowered after the Exchange Offer, further reducing their liquidity.

     If you want to participate in the Exchange Offer, you must make the necessary arrangements promptly. In particular, if your Old Notes are held through a broker, dealer, bank, trust company or other nominee, you will need to instruct such firm to tender the Old Notes on your behalf. Since this procedure may take a considerable amount of time, you should give these instructions as soon as possible.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
          , 2002, unless extended. The consent payment deadline (the time by which you must tender in order to receive the consent payment) will be 5:00 p.m., New York City time, on the later to occur of the date that we receive the
required consents to amend the old indenture or           , 2002.

     The terms of the Exchange Offer are contained in our Prospectus and Consent
Solicitation Statement dated          , 2002, which accompanies this letter. The
Exchange Offer is subject to certain conditions, including consent by holders of at least a majority in aggregate of the outstanding principal amount of Old Notes to the amendment of the indenture relating to the Old Notes and the refinancing of our existing senior secured credit facility on terms acceptable to us in our sole discretion.

     If you need assistance making arrangements to tender your securities, please call the Information Agent for the offer, D.F. King & Co., Inc. at (800) 290-6430. If you have any questions about the offer, please call

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the Dealer Manager for the offer, Banc of America Securities LLC, at (888)
292-0070. We appreciate your consideration of our offer.

                                          Sincerely,

                                          /s/     RONALD E. WEINBERG
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                                                   Ronald E. Weinberg,
                                                Chairman of the Board and
                                                 Chief Executive Officer

A REGISTRATION STATEMENT RELATING TO THE NEW NOTES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THE NEW NOTES MAY NOT BE EXCHANGED NOR MAY TENDERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE NEW NOTES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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